Contact:
Patriot National Bancorp, Inc.
900 Bedford Street
Stamford, CT 06901
Angelo De Caro
Chairman and CEO
(203) 252-5901
FOR IMMEDIATE RELEASE

Patriot National Bancorp: Real Estate, Construction Lending and Earnings update
Stamford, Connecticut June 27, 2008.  Patriot National Bancorp, Inc. (NASDAQ Global Market), the parent of Patriot National Bank, reported that the Company was providing additional information on current issues that were the subject of discussions at the Company’s Annual Shareholders’ meeting earlier this month.  Of particular interest, was how the Company manages its real estate exposure and, more specifically, its construction portfolio.

Market Factors: The recent real estate downturn has negatively impacted all of the United States.  Patriot’s market area consists primarily of Fairfield County Connecticut, Westchester County New York, New York City and Long Island New York.  This area’s real estate values have not been as severely impacted as many other areas of the country; however, it has seen some deterioration and the Bank is not immune to that trend.  For example, sales of single family homes and condominiums have recently slowed in the Bank’s market area, thereby extending marketing time. In addition, the financial problems on Wall Street have created personal financial difficulties for many of its current and in some cases former personnel, many of whom reside in our market area.

Principal Real Estate Lending Areas:  The Bank believes its underwriting criteria is conservative and in some important aspects can be differentiated from the standards at other banks.
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Home Equity Lines Of Credit - The Bank’s Jumbo HELOCs (over $500K) are fully underwritten with a maximum loan-to-value ratio of 75%. The Bank’s Retail HELOCs (of $500K or less) have a maximum loan-to-value ratio of 80%.  The loan-to-value ratios for both HELOC programs have recently been reduced to 70%.  All of these loans are in the Bank’s market area and continue to perform well at this time.

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Residential Real Estate - The Bank has originated owner occupied Jumbo 5/1 Arms with a maximum loan-to-value ratio of 80%.  Although the average loan-to-value ratio is well below the maximum, our new guideline has reduced the maximum to 70%.  This portfolio continues to perform well at this time.

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Construction - The Bank believes its construction loan portfolio is conservatively managed.  The maximum “as complete” loan-to-value ratio guideline on construction spec loans is 65% at origination, including interest reserves.  The actual average loan-to-value ratio at origination on the portfolio is 55%.  The portfolio consists primarily of single family homes and, to a lesser extent, smaller condominium projects.  The Bank does not finance large tract developments, land developments, or large condominium projects of 20 units or more.  The Bank’s monitoring program consists of inspections by outside engineers, independent appraisers, in house inspectors and members of bank senior management.  Patriot’s entire construction portfolio is secured by real estate in our primary market which is closely monitored

•	Commercial Real Estate – This portfolio continues to perform well at this time.

Minimal exposure areas: Some of the latest concerns impacting financial institutions relate to credit cards, auto loans and unsecured consumer loans.  Patriot National Bank has minimal exposure in these areas with a combined portfolio of less than $1.5 million, which continues to perform well.

Loan Quality Characteristics:  The quality of Patriot’s loan portfolio continues to remain strong at this time.  The Bank’s loan portfolio of more than $775 million contains only two borrowers with non-accruing loans.  Of the two non-accrual relationships, one of the loans was paid down by $250,000 during the first quarter of this year and has a current balance of $788,000.  The balance is well secured by real estate.  The second relationship, which totals $2.8 million, includes an SBA guarantee on a portion of the balance with additional collateral consisting of commercial and residential real estate, business assets and the loans are currently in the process of collection.

The Bank does not have any non-accruing construction loans at this time. The Bank has never recorded a construction loan charge off in its history. The slowing sales activity in the Bank’s market area will cause borrowers to incur additional carrying costs and will likely lead to an increased level of non-accruing construction loans. Even though an increase in non-accruing loans appears likely, due to the Bank’s conservative loan-to-value ratio policies and close loan monitoring, we do not anticipate significant construction loan charge offs.

Earnings Prospects:  Although the Company does not give formal earnings guidance, it is currently benefiting from a significant reduction in its cost of funds, primarily due to certificates of deposit renewing at substantially lower interest rates. Currently, certificates of deposit are renewing at average interest rates of 180 to 200 basis points below the Bank’s average rates at December 31, 2007.  Provided that there is not a significant increase in non-accruing loans or the provision for loan losses, this lower cost of funding should set the stage for an improved net interest margin and significantly higher earnings during the second half of 2008.  However, the degree to which real estate prices continue to deteriorate in our market area may be a challenge for improved earnings performance.

Greater detail on all of these areas will be available with the Company’s earnings release and Form 10-Q for the second quarter, which are expected to be issued and filed in late July and early August, respectively.

Statements in this release that are not historical facts are considered to be forward-looking statements. Such statements include, but are not limited to, statements regarding management’s beliefs and expectations, based upon information available at the time the statements are made, regarding future plans, objectives and performance.  All forward-looking statements are subject to risks and uncertainties, many of which are beyond management’s control and actual results and performance may differ significantly from those contained in forward-looking statements.  Patriot National intends any forward-looking statements to be covered by the Litigation Reform Act of 1995 and is including this statement for purposes of said safe harbor provisions.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release.  The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances that occur after the date as of which such statements are made.  A discussion of certain risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements is included in Patriot’s Annual Report on Form 10-K for the year ended December 31, 2007.